EXHIBIT 23.1

                              Radin Glass & Co. LLP
                          Certified Public Accountants
                             Boynton Beach, Florida


To the Board of Directors of
IHEALTH INC.



       Radin Glass & Co., LLP, certified public accountants, hereby consents to the use of its opinion dated March 18, 2003 AND September 26, 2003 As to Note 8, in connection with the Registration Statement and Prospectus filed with the Securities and Exchange Commission by IHealth Inc. in September 2003 on form SB-2, and to the filing of a copy thereof as an exhibit to such Registration Statement.

We also consent to the use of our name under the caption "Experts" in the above-mentioned Registration Statement.



                                        Radin Glass & Co. LLP




Dated:  September 29, 2003